Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective this date of April 1, 2024, by and between TRACK GROUP, INC., a Delaware corporation (the “Company” and, together with its subsidiaries, the “Company Group”) and JAMES BERG, an individual resident of the State of Illinois (“Employee”).

NOW, THEREFORE, the parties hereto agree as follows:

1.       Employment. Company hereby agrees to employ Employee as its Chief Financial Officer, and Employee hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall be definitive. Employee’s duties shall be performed at the Company’s offices in Illinois. The parties acknowledge that Employee will be required to travel in connection with the performance of his duties.

2.       Duties of Employee. During the Employment Term as defined in Paragraph 5, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time during normal working hours to the Company. Employee will report to the Chief Executive Officer (“CEO”) and Board of Directors (the “Board”) of the Company. Employee shall be responsible for duties typical of the office held by the Employee as set out in Article V. Section 28(f) of the Company’s Bylaws. Furthermore, Employee shall perform such other duties and projects as may be assigned by the CEO and the Board that are consistent with his position. Notwithstanding the foregoing, Employee shall be permitted to (i) be involved in not-for-profit or charitable activities, and (ii) with the advance consent of the CEO or Board (which consent shall not be unreasonably delayed or withheld), serve on the board of directors (or similar boards or committees) of no more than two other organizations that do not compete with the business of the Company Group provided that such activities do not materially interfere with Employee’s responsibilities hereunder.

3.       Compensation. Employee shall be paid compensation during the Employment Term (as defined in Section 5) as follows:

A.       A base salary of $190,000 per calendar year, payable in installments according to the Company’s regular payroll schedule.

B.      Employee shall be a full participant in any Employee Bonus Plan and any Omnibus Equity Incentive Plan instituted by the Company (“the Plans”). Such Plans shall allow Employee to earn: (i) a variable cash bonus based on individual and Company Group performance and achieving specific Company Group milestones, and (ii) restricted shares/units of the Company Common Stock based on individual performance and achieving specific Company Group milestones. Equity grants vest over a three (3) year period, with one-third of the grant vesting immediately, one-third vesting on the first anniversary of the equity grant, and one-third vesting on the second anniversary of the equity grant. Details of the Plans are set forth on Exhibit “A” attached hereto. Any such bonus shall be paid in accordance with Company policy, based on the achievement of objectives set forth in Exhibit “A” attached hereto, including the individual performance of Employee as determined in the sole discretion of the Board. Any such bonus shall be paid no later than March 15 in the year following the year to which the bonus was earned.

Executive Employment Agreement

4.       Benefits.

A.       Holidays and Personal Time. Employee shall be entitled to paid holidays and personal time off in accordance with the Company’s holiday and personal time off during the Employment Term (as prorated for partial years), with the time and duration of any specific personal time off mutually and reasonably agreed to by the parties hereto.

B.      Medical, Dental and Group Life Insurance and other Employee Benefit Arrangements. Company agrees to include Employee (and if desired Employee’s family) in the group medical, dental and hospital plan of the Company Group and provide group life insurance for Employee. In addition, Employee shall be eligible for all other employee benefit plans, including retirement plans, maintained by the Company Group and all other fringe benefit and perquisites provided to similarly situated employees of the Company Group. These practices and procedures are subject to change upon mutual agreement. Employee will be subject to all applicable fees and rules of such plans.

C.       Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel, temporary housing, and entertainment, incurred by Employee in the performance of Employee’s duties. Employee will maintain records and written receipts and shall follow all Company policies and procedures for reimbursement of expenses.

5.       Term, Termination and Severance.

A.       Employment Term of Agreement. The “Employment Term” of this Agreement shall commence on April 1, 2024 and shall continue in effect for a period of twenty-four (24) months or until terminated by one of the parties pursuant to the terms of this Section 5. Following such twenty-four (24) month period (and each twelve (12) month period thereafter), the Employment Term shall automatically renew for successive twelve (12) month periods unless either party hereto notifies the other party at least 60 days in advance of the applicable period of its intent to not renew the Agreement.

B.       Termination and Severance:

(I)	Definitions:

(i)    Cause. For purposes of this Agreement, “Cause” shall mean (a) Employee’s continued violations of Employee’s material obligations hereunder which are demonstrably willful or deliberate on Employee’s part and which are materially injurious to the Company Group, but only after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company’s belief that Employee has not substantially performed his/her duties, (b) Employee’s engagement in willful misconduct related to his position with the Company which is materially injurious to the Company Group, (c) Employee’s conviction of a felony, an act of fraud against or the misappropriation of property belonging to the Company Group, (d) Employee’s breaching in any material respect, the terms of any confidentiality or proprietary information agreement between Employee and the Company, or (e) Employee’s commission of a material violation of the Company’s standards of employee conduct.

Executive Employment Agreement

(ii)    Involuntary Termination Other than for Cause. “Involuntary Termination Other than for Cause” shall mean (a) without the Employee’s express written consent, a reduction in Employee’s job title or reporting relationships, (b) without the Employee’s express written consent, a substantial reduction in Employee’s duties, authority and responsibilities, as determined immediately prior to such reduction or removal of the Employee from such position and responsibilities, unless the Employee is provided with a position of greater organization level, title, reporting relationship, duties, authority, compensation and status; (c) without the Employee’s express written consent, a reduction in the Employee’s base salary, bonus or equity compensation, or benefits, of greater than ten percent (10%) compared to Employee’s base salary, bonus or equity compensation, or benefits, in effect immediately prior to such reduction; or (d) any termination of the Employee’s employment by the Company without Cause or any purported termination for which the grounds relied upon by the Company do not in fact constitute Cause or otherwise are not valid.

(iii)     Change of Control. For purposes of this Agreement, a “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the Common Stock of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); and (ii) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, hold a majority of the voting power of the Company after such merger, consolidation or reorganization.

(II)

If Employee’s employment with the Company terminates as a result of an Involuntary Termination Other than for Cause, in addition to Accrued Obligations as defined below, the Employee shall be entitled to receive the following severance and other benefits.

(i)    Restricted Stock, Warrants and Option Vesting. All Restricted Stock, Warrants and Options and other equity or equity-based compensation, if awarded, shall become one hundred percent (100%) vested and fully exercisable and the Company Group shall have no repurchase right. All Restricted Stock, Warrants and Options and other equity or equity-based compensation shall, to the extent applicable, contain a cashless exercise provision for Employee’s acquisition of the Stock, Warrants and/or Options, and piggyback registrations rights.

(ii)    Severance Payment. Employee shall receive an amount equal to (i) six (6) months of Employee’s base salary (at the Employee’s highest base salary during the Employment Term) plus (ii) if, following the Board’s approval of such annual bonus, Employee has not received payment of his annual bonus with respect to any performance period that ended prior to such termination of employment, the annual bonus for such performance period. The portion of the Severance Payment described in clause (i) shall be payable over 13 equal bi-weekly installments over a 26-week period in accordance with the Company’s regular pay-roll schedule, and the portion of the Severance Payment described in clause (ii) shall be payable at the time such bonus would have been paid absent such termination of employment.

Executive Employment Agreement

(iii)    COBRA Benefits. “COBRA” as used herein shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Employee shall receive a lump sum payment in an amount equal to the cost of COBRA continuation for a period of six (6) months.

Accrued Obligations means (i) any base salary earned but not paid through the date of termination; (ii) any compensation deferred by Employee prior to his termination of employment and not paid by the Company (all of which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement); (iii) any amounts or benefits owing to Employee under the then applicable benefit plans of the Company; (iv) any bonus compensation earned, but not yet paid; and (v) any amounts owing to Employee for reimbursement of expenses properly incurred by Employee prior to the date of termination and which are reimbursable in accordance with Paragraph 4.C.

(III)

In the event that, at any time during the Employee’s employment under this Agreement, the Company experiences a Change of Control (as herein defined), and the Employee’s employment with the Company is involuntarily terminated other than for cause (as herein defined) within 6 months of the date of consummation of such Change in Control, the Employee shall be entitled to receive a cash payment equal to twelve (12) months of Employee’s Base Annual Salary (at the Employee’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options, if awarded, shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right; provided, however, any cash payment paid hereunder shall be in lieu of, and not in addition to, the severance otherwise due and payable Employee under the terms of Section 5 B II (ii) above.

6.        Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates voluntarily by Employee (other than in connection with an “Involuntary Termination Other than for Cause” or in connection with a “Disability” (as defined below)) or for Cause by the Company, then Employee is not eligible for any benefits under this Agreement (except as to Accrued Obligations and amounts already earned and/or stock options, warrants and/or restricted stock already vested at that time). If Employee voluntarily terminates his employment with the Company, he shall provide written notice to the CEO of the Company at least sixty (60) days prior to terminating such employment unless such termination is in connection with an Involuntary Termination Other than for Cause or in connection with a Disability.

7.       Disability; Death. If Employee's employment terminates by reason of the Employee's death, or by reason of Employee's Disability, then Employee’s estate or heirs shall be entitled to receive the Accrued Obligations and Severance Payment and other benefits set forth in paragraph 5 herein. “Disability” shall mean a physical or mental health condition that causes Employee to be unable to perform Employee’s essential job functions with or without an reasonable accommodation for more than 120 consecutive days or for 180 days in any 12-month period.

8.       Proprietary Information. During the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his/her employment under this Agreement and in furtherance of the business of the Company Group) any confidential information or proprietary data of the Company Group. As an express condition of the Employee’s employment with the Company, the Employee agrees to execute the confidentiality agreement attached hereto as Exhibit “B”.

Executive Employment Agreement

9.        Non-Competition. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor the Company during the six (6) months following the termination of Employee’s employment, would cause substantial and irreparable harm to the Company. Thus, to protect the Company’s goodwill, trade secrets and confidential information, Employee agrees and acknowledges that Employee will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, consulting with, any firm, corporation or business that competes with the Company in the electronic, GPS or alcohol monitoring of people within the corrections or law enforcement sectors (the “Restricted Business”), such competitors include but are not limited to, the following entities and their respective subsidiaries: The Geo Group, Inc., Allied Universal, Sentinel, SCRAM Systems and Securus Technologies. For this purpose, ownership of no more than one-half of one percent (.5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

10.      Right to Advice of Counsel/Compliance with Code Section 409A. The Employee acknowledges that he has consulted with counsel and/or tax advisors and is fully aware of his/her rights and obligations under this Agreement. Notwithstanding any provision in this Agreement to the contrary: (i) the relevant provisions of this Agreement shall be construed in a manner so as to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the date of this Agreement (“Section 409A”). To the extent required to carry out such intent:

(a)         The terms used herein will be interpreted to comply with the requirements of Section 409A, including (without limitation) that a termination of employment must constitute a “separation from service,” as such term is defined in Section 409A.

(b)         Neither the Company nor Employee shall have the right to accelerate or defer the delivery of payments except in accordance with Section 409A.

(c)         Employee’s right to receive installment payments will be treated as a right to receive a series of separate and distinct payments.

(d)         With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

(e)         No payment shall be subject to offset by any other payment unless otherwise permitted by Section 409A.

(f)         Notwithstanding any other payment schedule provided herein, if Employee is identified on the date of termination as a “specified employee” within the meaning of Section 409A(a)(2)(B), then any payment that is considered nonqualified deferred compensation subject to Section 409A, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of Employee’s “separation from service”, and (B) Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to Employee in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

Executive Employment Agreement

11.      Assignment. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. If the Employee should die while any amounts are still payable to the Employee hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

12.       Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Employee:	James Berg
{at Employee’s most recent address on file with the Company}

If to the Company:	Attn: CEO
Track Group, Inc.
200 E. 5th Avenue, Suite 100
Naperville, IL 60563

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

13.     Notice of Termination by the Company. Any termination by the Company of Employee’s employment with the Company shall be communicated by a notice of termination to Employee at least thirty (30) days prior to the date of such termination; provided, however, that the Company may, in its discretion, direct Employee to not provide services to the Company during such period (but, in such case, the Company shall continue providing Employee with compensation and benefits during such period). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date, and shall specify the amounts and type of compensation and benefits to be provided to Employee as a result of the termination.

14.     Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

Executive Employment Agreement

15.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.      Integration. This Agreement, together with any attached exhibits, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In no way limiting the foregoing, the parties acknowledge and agree that the Emerge Agreement is null and void and this Agreement supersedes the Emerge Agreement.

17.       Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

18.      Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal and substantive laws, and not the choice of law rules, of the State of Illinois. Any controversy or claim arising out of relating to this Agreement which cannot be settled by good faith negotiation between the parties shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Procedures (such rules and procedures being incorporated herein by reference). Such arbitration shall be submitted to a single arbitrator appointed by the AAA. Such arbitrator must be an attorney with a minimum of 10 years of experience in employment matters. The prevailing party in the arbitration shall be entitled to recover its reasonable costs, attorney fees and out of pocket expenses relating to the arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution. Unless otherwise agreed by the parties any arbitration shall be held in the Chicago, Illinois metro area.

19.       Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

20.       Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes so long as such withholding is reasonable and consistent with the Company’s and tax authorities’ normal practices.

[Signatures on Following Page]

Executive Employment Agreement

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Track Group, Inc.		Employee

By:	/s/ Derek Cassell	By:	/s/ James Berg
	Derek Cassell		James Berg
Chief Executive Officer

Date:	March 21, 2024	Date:	March 21, 2024

Executive Employment Agreement

EXHIBIT “A”

Employee Bonus Formula

Executive Employment Agreement

EXHIBIT “B”

Confidentiality Agreement

Executive Employment Agreement